Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 13 to the Registration Statement of Altria Group, Inc. on Form S-14 (File No. 2-96149) and in Altria Group, Inc.’s Registration Statements on Form S-3 (File No. 333-35143) and Forms S-8 (File Nos. 333-28631, 33-10218, 33-13210, 33-14561, 33-40110, 33-48781, 33-59109, 333-43478, 333-43484, 333-128494, 333-139523, and 333-148070), of our report dated January 28, 2008, except for Notes 19 and 21 which are as of February 4, 2008, and except for the impact of presenting Philip Morris International Inc. as a discontinued operation as discussed in Notes 1 and 4, the impact of the spin-off of Philip Morris International Inc. as discussed in Note 21, and the change in reportable segments as discussed in Notes 1 and 15, all of which are as of June 5, 2008, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Altria Group, Inc., which appears in this Current Report on Form 8-K of Altria Group, Inc. We also consent to the incorporation by reference of our report dated January 28, 2008, except for Notes 19 and 21 which are as of February 4, 2008, and except for the impact of presenting Philip Morris International Inc. as a discontinued operation, as discussed in Notes 1 and 4, the impact of the spin-off of Philip Morris International Inc., as discussed in Note 21 and the change in reportable segments as discussed in Notes 1 and 15, all of which are as of June 5, 2008, relating to the financial statement schedule, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 5, 2008